Rule 10f-3 Transaction Exhibit
Nuveen Diversified Dividend and Income Fund
FILE #811-21407
ATTACHMENT 77O


<c>TRADE
DATE
<c>DESCRIPTION OF
SECURITY/ISSUER
<c>ISSUE SIZE
<c>AMOUNT
PURCHASED
<c>LIST OF
UNDERWRITERS
<c>NAME OF AFFILIATED
 BROKER-DEALER
8/10/16
Cyrus One Inc. (Common)
$394,910,000
$97,213
Goldman Sachs, Morgan
Stanley, JPMorgan
Securities LLC
JPMorgan Securities LLC